Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-66352, No. 333-37665, No. 333-134058 and No. 333-120563) pertaining to the Company’s various employee benefit plans, of our reports dated February 27, 2009, with respect to the consolidated financial statements and schedule of United Stationers Inc. and the effectiveness of internal controls over financial reporting of United Stationers Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

Chicago, Illinois
February 27, 2009

/s/ ERNST & YOUNG LLP